EXHIBIT 99.1

NEWS RELEASE

RANGE ANNOUNCES COMMON STOCK OFFERING

FORT WORTH, TEXAS, JUNE 7, 2004...RANGE RESOURCES CORPORATION (NYSE: RRC) announced today that it intends to offer 10 million shares of common stock to the public. The underwriters for this offering will also have the option to purchase up to 1.5 million additional shares of common stock to cover any over-allotments. The net proceeds from the offering will be used to partially fund the recently announced acquisition of the 50% of Great Lakes Energy Partners, LLC that Range does not currently own for $290 million in cash and assumed liabilities. If the Great Lakes acquisition is not completed, the net proceeds will be used for general corporate purposes.

The offering is being led by J.P. Morgan Securities Inc. and Friedman, Billings, Ramsey & Co., Inc. as joint book-runners. Co-managers in the underwriting group are Jefferies & Company, Inc., Johnson Rice & Company LLC, KeyBanc Capital Markets and Raymond James. A preliminary prospectus supplement related to the public offering is being filed with the Securities and Exchange Commission today and copies of the preliminary prospectus supplement relating to the offering may be obtained from the offices of J.P. Morgan Securities Inc., Chase Distribution & Support Service, 1 Chase Manhattan Plaza, Floor 5B, New York, NY 10081 (copies can also be obtained by e-mail at: AddressingServices@jpmchase.com) or by submitting requests to The Prospectus Department, Friedman, Billings, Ramsey & Co., Inc., 1001 19th Street, North Arlington, Virginia 22209 (telephone — (703) 469-1023).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. The offering may be made only by means of a prospectus and related prospectus supplement.

RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Permian, Midcontinent, Gulf Coast and Appalachian regions of the United States.

Except for historical information, statements made in this release, including those relating to expected use of proceeds and the option to purchase additional shares are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission.

2004-15

Contact:	Rodney Waller, Senior Vice President
Karen Giles
(817) 870-2601
www.rangeresources.com